Exhibit 99.1

American Capital Senior Floating, Ltd. Announces Monthly Cash Distributions of $0.097 per Share for February, March and April of 2017

NEW YORK, NY—February 7, 2017— American Capital Senior Floating, Ltd. (NASDAQ: ACSF) (“ACSF” or the “Company”) announced today that its Board of Directors has declared monthly cash distributions of $0.097 per share of common stock for each of February, March and April of 2017.  The monthly cash distributions will be paid to common stockholders of record as set forth in the table below:

	Distributions to Stockholders per Share	Record Date	Ex-Dividend Date	Payment Date
February 2017	$0.097	February 17, 2017	February 15, 2017	March 2, 2017
March 2017	$0.097	March 23, 2017	March 21, 2017	April 4, 2017
April 2017	$0.097	April 20, 2017	April 18, 2017	May 2, 2017

For further information, please contact Investor Relations at 888-818-5298 or IR@ACSF.com.

About American Capital Senior Floating, Ltd.

American Capital Senior Floating, Ltd. (NASDAQ:ACSF) is a non-diversified closed-end investment management company that invests primarily in senior first lien and second lien floating rate loans to large-market U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended.  The Company is externally managed by Ivy Hill Asset Management, L.P. For further information, please refer to www.ACSF.com.

About Ivy Hill Asset Management L.P.

Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (NASDAQ: ARCC), is an SEC-registered investment adviser, comprised of an experienced team of investment professionals focused on investing in and managing primarily middle market senior secured assets through structured investment vehicles and managed accounts. As of September 30, 2016, Ivy Hill had total assets under management of approximately $3.6 billion across approximately 20 vehicles.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission (“SEC”). American Capital Senior Floating, Ltd. undertakes no duty to update any forward-looking statements made herein.

Media Relations:

Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com
or

Investor Relations:

Carl Drake, 888-818-5298
cdrake@aresmgmt.com

or

Jana Markowicz, 888-818-5298
markowicz@aresmgmt.com

or

Veronica Mendiola, 212-808-1150

vmendiola@aresmgmt.com